Exhibit 99.1

NEWS RELEASE Lakes Entertainment, Inc. 130 Cheshire Lane, Suite 101 Minnetonka, MN 55305 952-449-9092 952-449-9353 (fax) www.lakesentertainment.com (NASDAQ: LACO)

FOR FURTHER INFORMATION CONTACT:
Timothy Cope — 952-449-7030

FOR IMMEDIATE RELEASE:
November 10, 2010

LAKES ENTERTAINMENT ANNOUNCES
RESULTS FOR THIRD QUARTER 2010
MINNEAPOLIS — November 10, 2010 — Lakes Entertainment, Inc. (NASDAQ: LACO) today announced results for the three months and nine months ended October 3, 2010.
Third Quarter Results
Net earnings for the third quarter of 2010 were $15.1 million, compared to $2.3 million in the third quarter of 2009. Earnings from operations were $2.2 million for the third quarter of 2010, compared to $0.7 million for the third quarter of 2009. Basic and diluted earnings were $0.57 per share for the third quarter of 2010 compared to $0.09 per share for the third quarter of 2009.
Lakes Entertainment reported third quarter 2010 revenues of $8.2 million, compared to prior-year third quarter revenues of $6.6 million. This improvement was primarily related to an increase in management fees earned from the Four Winds Casino Resort during the third quarter of 2010 compared to the prior year period, partially offset by the elimination of management fees from the Cimarron Casino project, due to the termination of that agreement in May 2010.
For the third quarter of 2010, Lakes’ selling, general and administrative expenses were $2.9 million compared to $3.5 million in the third quarter of 2009. Selling, general and administrative expenses consisted primarily of payroll and related expenses, travel expenses and professional fees. The decrease in selling, general and administrative expenses during the third quarter of 2010, compared to the third quarter of 2009, resulted primarily from a decrease in professional fees.

Net unrealized gains on notes receivable relate to the Company’s notes receivable from Indian tribes for casino projects that are not yet open, which are adjusted to estimated fair value based upon the current status of the related tribal casino projects and evolving market conditions. In the third quarter of 2010, net unrealized gains on notes receivable were $0.5 million, compared to net unrealized gains of $0.9 million in the prior year period. The net unrealized gains in the third quarter of 2010 consisted of gains related to the Jamul Indian Village (“Jamul Tribe”) near San Diego, California due primarily to improvements in the credit markets. The net unrealized gains in the third quarter of 2009 were related to the project with the Jamul Tribe and the Iowa Tribe of Oklahoma (“Iowa Tribe”) due primarily to improvements in the credit markets during that quarter.
Lakes recognized impairment losses of $0.6 million during the third quarter of 2010 and the third quarter of 2009 related primarily to continued uncertainty surrounding the completion of the Jamul project.
Amortization of intangible assets related to the operating casinos was $2.8 million for the third quarter of 2010 compared to $2.6 million for the third quarter of 2009.
Other income (expense), net for the third quarter of 2010 was $23.8 million compared to $1.1 million for the third quarter of 2009. During the third quarter of 2010, we entered into a termination agreement with Penn Ventures, LLC (“Penn”) and received $25 million in exchange for our prior interest in two potential casinos in Ohio. As result, other income (expense), net for the third quarter of 2010 includes a gain of $23.1 million related to this agreement.
The income tax provision for the third quarter of 2010 was $11.0 million compared to a benefit of $0.4 million for the third quarter of 2009.
Nine Month 2010 Results
Net earnings for the nine months ended October 3, 2010 was $14.3 million, compared to net earnings of $6.1 million for the nine months ended September 27, 2009. The loss from operations was $1.3 million for the first nine months of 2010, compared to earnings from operations of $2.2 million for the prior year period. Basic and diluted earnings were $0.54 per share for the nine months ended October 3, 2010 compared to earnings per share of $0.23 for the nine months ended September 27, 2009.
Lakes Entertainment reported revenues of $19.9 million for the nine months ended October 3, 2010, compared to prior-year period revenues of $21.0 million. This decrease was primarily due to a reduction in management fees earned from the Cimarron Casino project, due to the termination of that agreement in May 2010 as well as a slight decrease in management fees earned from the Red Hawk Casino. Partially offsetting this decline was an increase in management fees earned in 2010 from the Four Winds Casino Resort.
For the first nine months of 2010, Lakes’ selling, general and administrative expenses were $9.4 million compared to $11.3 million for the first nine months of 2009. Selling, general and administrative expenses consisted primarily of payroll and related expenses, travel expenses and professional fees, all of which decreased compared to the prior year period.

For the nine months ended October 3, 2010, net unrealized gains on notes receivable were $0.8 million, compared to $3.2 million in the prior year period. The net unrealized gains in the current year period consisted primarily of gains related to the Iowa Tribe of $0.9 million which resulted from the previously announced termination agreement with the Iowa Tribe in May 2010. Partially offsetting these gains were net losses related to the Jamul Tribe of $0.1 million, due primarily to ongoing issues in the credit markets. The net unrealized gains in the prior year period were related to the project with the Jamul Tribe and the Iowa Tribe due primarily to improvements in the credit markets during that period.
Lakes recognized impairment losses of $4.0 million and $2.9 million, during the nine months ended October 3, 2010 and the nine months ended September 27, 2009, respectively. The current year losses related to the termination of the agreements with the Iowa Tribe as well as losses related to the continued uncertainty surrounding the completion of the Jamul project. The prior year period losses were due primarily to the continued uncertainty surrounding the completion of the Jamul project.
Amortization of intangible assets related to the operating casinos was $8.4 million for the first nine months of 2010 compared to $7.6 million for the first nine months of 2009.
Other income (expense), net for the first nine months of 2010 was $27.1 million compared to $3.9 million for the first nine months of 2009. Included in other income (expense), net for the first nine months of 2010 is a gain of $23.1 million, related to the Penn termination agreement, previously discussed.
The income tax provision for the nine months ended October 3, 2010 was $11.5 million compared to a benefit of less than $0.1 million for the nine months ended September 27, 2009.
Tim Cope, President and Chief Financial Officer of Lakes stated, “A significant portion of the increase in third quarter revenue related to our fees from the management of the Four Winds Casino Resort. We are pleased that this property continues to perform well in its market and exceeded our expectations this quarter. A slight increase in management fees from the Red Hawk Casino also contributed to the improvement in revenue. Our focus remains to operate each of these casinos as efficiently as possible to achieve strong operating results.”
Further commenting, Lyle Berman, Chief Executive Officer of Lakes, stated, “During the third quarter we entered into a termination agreement with Penn and received $25 million in exchange for our prior interest in two potential casinos in Ohio. We continue to have an investment in Rock Ohio Ventures, LLC and its proposed casino developments in Cincinnati and Cleveland. We look forward to making additional investments in these projects and continue to evaluate other projects which we believe will add value to our company.”
About Lakes Entertainment
Lakes Entertainment, Inc. currently has development and management or financing agreements with three separate Tribes for casino operations in Michigan, and California, for a total of three separate casino sites. Lakes is currently managing the Four Winds Casino Resort for the Pokagon Band of Potawatomi Indians and the Red Hawk Casino for the Shingle Springs Band of Miwok Indians. Lakes is also involved in other business activities, including the development of new table games for licensing to Tribal and non-Tribal casinos.

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Lakes Entertainment, Inc.) contains statements that are forward-looking, such as statements relating to plans for future expansion and other business development activities as well as other capital spending, financing sources and the effects of regulation (including gaming and tax regulation) and competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the company. These risks and uncertainties include, but are not limited to, need for potential future financing to meet Lakes’ development needs; those relating to the inability to complete or possible delays in completion of Lakes’ casino projects, including various regulatory approvals and numerous other conditions which must be satisfied before completion of these projects; possible termination or adverse modification of management or development contracts; Lakes operates in a highly competitive industry; possible changes in regulations; reliance on continued positive relationships with Indian tribes and repayment of amounts owed to Lakes by Indian tribes; possible need for future financing to meet Lakes’ expansion goals; risks of entry into new businesses; and reliance on Lakes’ management. For more information, review the company’s filings with the Securities and Exchange Commission.
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LAKES ENTERTAINMENT, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets

	October 3, 2010
	(Unaudited)	January 3, 2010

Assets	(In thousands)
Current assets:
Cash and cash equivalents	$46,905	$3,751
Accounts receivable	3,960	1,457
Current portion of notes receivable from Indian casino projects	7,864	6,671
Investment securities, including rights	—	24,317
Other	2,303	2,478

Total current assets	61,032	38,674

Property and equipment, net	5,169	5,334

Long-term assets related to Indian casino projects:
Notes receivable, net of current portion	47,749	46,100
Notes receivable at fair value	10,141	13,254
Intangible assets	35,321	45,064
Other	5,951	6,137

Total long-term assets related to Indian casino projects	99,162	110,555

Other assets:
Investment in unconsolidated investees	2,367	12,441
Land held for development	5,069	4,900
Deferred taxes and other	1,863	1,833

Total other assets	9,299	19,174

Total assets	$174,662	$173,737

Liabilities and shareholders’ equity
Current liabilities:
Line of credit payable	$—	$16,346
Non-revolving line of credit payable	—	2,000
Current portion of contract acquisition costs payable	1,341	2,232
Income taxes payable	26,463	17,069
Other	2,221	2,454

Total current liabilities	30,025	40,101

Long-term contract acquisition costs payable, net of current portion	6,128	10,197

Total liabilities	36,153	50,298

Total shareholders’ equity	138,509	123,439

Total liabilities and shareholders’ equity	$174,662	$173,737

LAKES ENTERTAINMENT, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Earnings

	Three months ended		Nine months ended
	October 3, 2010	September 27, 2009	October 3, 2010	September 27, 2009

	(In thousands, except per share data)
Revenues:	(Unaudited)
Management fees	$8,155	$6,602	$19,876	$20,916
License fees	17	15	52	43

Total revenues	8,172	6,617	19,928	20,959

Costs and expenses:
Selling, general and administrative	2,936	3,508	9,425	11,317
Impairment losses	632	597	4,002	2,877
Amortization of intangible assets related to operating casinos	2,785	2,624	8,355	7,630
Depreciation	65	69	196	211

Total costs and expenses	6,418	6,798	21,978	22,035

Net unrealized gains on notes receivable	450	904	762	3,247

Earnings (loss) from operations	2,204	723	(1,288)	2,171

Other income (expense):
Gain on divestiture of cost method investment	23,100	—	23,100	—
Interest income	1,682	1,669	5,776	5,284
Interest expense	(446)	(509)	(1,678)	(1,321)
Equity in loss of unconsolidated investees	—	(17)	(64)	(17)
Other	(508)	(4)	(20)	(20)

Total other income (expense), net	23,828	1,139	27,114	3,926

Earnings before income taxes (benefit)	26,032	1,862	25,826	6,097
Income taxes (benefit)	10,976	(426)	11,548	(36)

Net earnings	$15,056	$2,288	$14,278	$6,133

Earnings per share — basic & diluted	$0.57	$0.09	$0.54	$0.23

Weighted-average common shares outstanding — basic	26,369	26,328	26,369	26,327

Dilutive effect of common stock equivalents	57	115	56	84

Weighted-average common shares outstanding - diluted	26,426	26,443	26,425	26,411